Exhibit 99.1

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Amy Smith
Humana Investor Relations
(502) 580-2811
e-mail: Amysmith@humana.com

Alex Kepnes
Humana Corporate Communications
(502) 580-2990
e-mail: Akepnes@humana.com

Humana Reports Fourth Quarter 2018 Financial Results;

Provides Full Year 2019 Financial Guidance

•	Full year 2018 earnings per diluted common share (EPS) of $12.16 on a GAAP basis, $14.55 on an Adjusted basis

•	2018 earnings outperformance fueled by continued strong Medicare Advantage results

•	2019 EPS guidance of approximately $16.60 to $17.10 on a GAAP basis, $17.00 to $17.50 on an Adjusted basis, exceeding long-term growth targets

•	Reaffirmed expected full year 2019 individual Medicare Advantage membership growth of 375,000 to 400,000 members, representing 12 percent to 13 percent growth in 2019

•	Company’s Board of Directors increases cash dividend to $0.55 per share, an increase of 10 percent from prior dividend of $0.50 per share

LOUISVILLE, KY (February 6, 2019) – Humana Inc. (NYSE: HUM) today reported consolidated pretax income and diluted earnings per common share (EPS) for the quarter ended December 31, 2018 (4Q18) versus the quarter ended December 31, 2017 (4Q17) and for the year ended December 31, 2018 (FY 2018) versus the year ended December 31, 2017 (FY 2017) as follows:

Consolidated pretax income In millions	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
Generally Accepted Accounting Principles (GAAP)	$436	$490	$2,063	$4,020
Loss on sale of KMG America Corporation (KMG), a wholly-owned subsidiary	—	—	786	—
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	22	—	33	—
Amortization associated with identifiable intangibles	20	21	90	75
Segment losses (earnings) associated with the Individual Commercial segment	2	14	(74)	(193)
Net expense (gain) associated with the terminated merger agreement (for FY 2017, primarily the break-up fee)	—	11	—	(936)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	54
Charges associated with voluntary and involuntary workforce reduction programs	—	23	—	148
Costs associated with early retirement of debt	—	17	—	17
Adjusted (non-GAAP)	$480	$576	$2,898	$3,185

Diluted earnings per common share (EPS)	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
GAAP	$2.58	$1.29	$12.16	$16.81
(Favorable adjustment) loss on sale of KMG, a wholly-owned subsidiary	(0.17)	—	2.41	—
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home	0.13	—	0.18	—
Amortization associated with identifiable intangibles	0.11	0.09	0.49	0.32
Segment losses (earnings) associated with the Individual Commercial segment	—	0.06	(0.41)	(0.84)
Adjustments to provisional estimates for the income tax effects related to the tax reform law enacted on December 22, 2017 (Tax Reform Law)	—	0.94	(0.28)	0.92
Net expense (gain) associated with the terminated merger agreement (for FY 2017, primarily the break-up fee)	—	0.05	—	(4.31)
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	—	(0.55)	—	(2.15)
Charges associated with voluntary and involuntary workforce reduction programs	—	0.10	—	0.64
Costs associated with early retirement of debt	—	0.08	—	0.08
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	—	0.24
Adjusted (non-GAAP)	$2.65	$2.06	$14.55	$11.71

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

“We’re pleased with the consistency of and ongoing improvement in our performance, which can be attributed to our focus on optimizing our core operations,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “The investments we made in 2018 to improve consumer experience, clinical programs and external broker relationships all contributed to our ability to exceed average industry growth in Medicare Advantage (MA) for 2019, with full membership growth estimated between 375,000-400,000 members. Also, both the 2019 improved MA rates and moratorium on the health insurance industry fee (HIF) allowed us to deliver improvements to our members through better benefits and lower premiums.”

Summary of 4Q18 and FY 2018 Results

GAAP and Adjusted pretax income and EPS results for 4Q18 and FY 2018 continued to outperform management expectations, primarily driven by the persistence of lower inpatient medical utilization, partially offset by higher outpatient spending in the Retail segment.

The company’s year-over-year results in both 4Q18 and FY 2018 were favorably impacted by strong Medicare Advantage membership growth and significant operating efficiencies in FY 2018 driven by productivity initiatives implemented in 2017. These increases were partially offset by the company’s offering of enhanced 2018 Medicare Advantage member benefits which resulted from the investment of the better than expected 2017 individual Medicare Advantage pretax earnings, coupled with the return of the health insurance industry fee and the more severe flu season during the first quarter of 2018.

GAAP and Adjusted EPS results for 4Q18 and FY 2018 were further positively impacted by the benefit of a lower tax rate year-over-year as a result of the Tax Reform Law enacted in 4Q17, allowing the company to invest pretax dollars in its employees, the communities of its members, technology and its integrated care delivery model to drive more affordable healthcare and better clinical outcomes; and a lower number of shares in 2018, primarily reflecting share repurchases.

Below is a summary of key consolidated and segment statistics comparing 4Q18 to 4Q17 and FY 2018 to FY 2017.

Humana Inc. summary of quarter and FY results (dollars in millions)	4Q18 (a)	4Q17 (b)	FY 2018 (c)	FY 2017 (d)
Consolidated results:
Revenues – GAAP	$14,168	$13,189	$56,912	$53,767
Revenues – Adjusted	$14,166	$12,995	$56,904	$52,816
Pretax income – GAAP	$436	$490	$2,063	$4,020
Pretax income – Adjusted	$480	$576	$2,898	$3,185
EPS – GAAP	$2.58	$1.29	$12.16	$16.81
EPS – Adjusted	$2.65	$2.06	$14.55	$11.71
Benefits expense ratio – GAAP	83.4%	83.0%	83.5%	83.0%
Benefits expense ratio – Adjusted	83.4%	83.0%	83.7%	83.5%
Operating cost ratio – GAAP	15.0%	14.3%	13.3%	12.3%
Operating cost ratio – Adjusted	15.0%	13.9%	13.3%	11.7%
Operating cash flows– GAAP	($333)	($2,911)	$2,173	$4,051
Operating cash flows– Adjusted	($333)	$218	$2,173	$4,051
Parent company cash and short term investments			$578	$688
Debt-to-total capitalization			37.4%	33.3%
Retail segment results:
Revenues – GAAP	$12,036	$10,948	$48,255	$44,726
Benefits expense ratio – GAAP	84.0%	84.2%	85.1%	85.6%
Operating cost ratio – GAAP	12.9%	11.8%	11.1%	9.6%
Segment earnings – GAAP	$339	$391	$1,733	$1,978
Segment earnings – Adjusted	$343	$397	$1,752	$2,002
Group and Specialty segment results:
Revenues – GAAP	$1,909	$1,891	$7,679	$7,449
Benefits expense ratio – GAAP	84.6%	83.1%	79.7%	79.2%
Operating cost ratio – GAAP	23.9%	21.9%	23.6%	21.4%
Segment earnings (loss) – GAAP	($11)	$47	$361	$412
Segment earnings (loss) – Adjusted	($10)	$48	$366	$415
Healthcare Services segment results:
Revenues – GAAP	$6,191	$6,018	$23,811	$23,958
Operating cost ratio – GAAP	96.8%	96.0%	96.3%	95.5%
Segment earnings – GAAP	$160	$213	$754	$967
Adjusted EBITDA (f)	$223	$253	$969	$1,110

2019 Earnings Guidance

The company provided its GAAP and Adjusted EPS guidance for the year ended December 31, 2019 (FY 2019) as detailed below. GAAP and Adjusted results for FY 2018 are also shown for comparison.

Diluted earnings per common share	FY 2019 Guidance (e)		FY 2018 (c)
GAAP	~$	16.60 to $17.10	$12.16
Loss on Sale of KMG, a wholly-owned subsidiary		—	2.41
Put/call valuation adjustments associated with 40% minority interest in Kindred at Home		—	0.18
Amortization of identifiable intangibles		0.40	0.49
Segment earnings associated with the Individual Commercial segment		—	(0.41)
Adjustments to provisional estimates for the income tax effects related to the Tax Reform Law		—	(0.28)
Adjusted (non-GAAP) – FY 2019 projected	~$	17.00 to $17.50	$14.55

“Our solid execution in 2018 resulted in Adjusted EPS growth of over 20 percent and positions us well for 2019,” said Brian A. Kane, Chief Financial Officer. “Our 2019 guidance reflects Adjusted EPS growth of 17 to 20 percent combined with individual Medicare Advantage membership growth significantly in excess of the industry.”

2020 Preliminary Rate Notice

On Wednesday, January 30, 2019, after the stock market closed, the Centers for Medicare and Medicaid Services (CMS) issued its preliminary 2020 Medicare Advantage and Part D payment rates and proposed policy changes (collectively, the Advance Notice). CMS has invited public comment on the Advance Notice before publishing final rates on April 1, 2019 (the Final Notice).

In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 1.59 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee-for-service county rebasing/re-pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice.

Based on the company’s preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS’ website, Humana anticipates the proposals in the Advance Notice would result in a change to its benchmark funding relatively in line with CMS’ estimate.

The company will be drawing upon its program expertise to provide CMS formal commentary on the impact of the Advance Notice and the related impact upon Medicare beneficiaries’ quality of care and service to its members through the Medicare Advantage program.

Detailed Press Release

Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at https://humana.gcs-web.com/ or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Conference Call

Humana will host a conference call at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.

All parties interested in the company’s 4Q18 earnings conference call are invited to dial 888-625-7430. No password is required. The audio-only webcast of the 4Q18 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available from approximately 2:00 p.m. eastern time on February 6, 2019 until midnight eastern time on April 6, 2019 and can be accessed by dialing 855-859-2056 and providing the conference ID #7198019.

Footnotes

(a)	4Q18 Adjusted results exclude the following:

•

Favorable adjustment to the previously recognized loss associated with the company’s sale of its wholly-owned subsidiary, KMG America Corporation (KMG) of approximately $0.17 per diluted common share. GAAP measure affected in this release is EPS.

•

Put/call valuation adjustments of approximately $22 million, or $0.13 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•

Amortization expense for identifiable intangibles of approximately $20 million pretax income, or $0.11 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment losses of $2 million (no material impact to EPS) for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

(b)	4Q17 Adjusted results exclude the following:

•

Amortization expense for identifiable intangibles of approximately $21 million pretax, or $0.09 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment losses of $14 million, or $0.06 per diluted common share, for the company’s Individual Commercial segment given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•

Transaction and integration costs of $11 million pretax, or $0.05 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•

Expense of approximately $23 million pretax, or $0.10 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•

Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•

The impact of approximately $0.94 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

•

The one-year beneficial effect of a lower effective tax rate of approximately $0.55 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

(c)	FY 2018 Adjusted results exclude the following:

•

Loss of approximately $786 million pretax, or $2.41 per diluted common share, associated with the company’s sale of its wholly-owned subsidiary, KMG. GAAP measures affected in this release include consolidated pretax and EPS.

•

Put/call valuation adjustments of approximately $33 million, or $0.18 per diluted common share, associated with Humana’s 40% minority interest in Kindred at Home. GAAP measures affected in this release include consolidated pretax and EPS.

•

Amortization expense for identifiable intangibles of approximately $90 million pretax, or $0.49 per diluted common share; GAAP measures affected in this release include consolidated pretax income, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of approximately $74 million, or $0.41 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Adjustment of $0.28 per diluted common share related to provisional estimates for the income tax effects related to the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(d)	FY 2017 Adjusted results exclude the following:

•

Amortization expense for identifiable intangibles of approximately $75 million pretax, or $0.32 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (for respective amortization expense for the Retail and Group and Specialty segments).

•

Segment earnings of approximately $193 million, or $0.84 per diluted common share, for the company’s Individual Commercial segment given the company’s planned exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•

Net gain from the termination of the merger agreement of approximately $936 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•

Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policy-holder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•

Expense of approximately $148 million pretax, or $0.64 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•

Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•

The impact of approximately $0.92 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

•

The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial business impact. The only GAAP measure affected in this release is EPS.

(e)	FY 2019 Adjusted EPS projections exclude the following:

•	FY 2019 GAAP EPS guidance excludes the impact of future value changes of the Kindred at Home put/call option.

•	Amortization expense for identifiable intangibles of approximately $0.40 per diluted common share.

(f)

The Healthcare Services segment Adjusted EBITDA includes GAAP segment earnings with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. The Adjusted EBITDA includes results from the all lines of business within the segment, as well as in 2018, the impact of Humana’s 40% minority interest in Kindred at Home.

Cautionary Statement

This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•

If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•

If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•

Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•

As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on our operating results, financial position and cash flows.

•

The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative or judicial changes, including activities to invalidate, repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative or judicial changes may occur cannot be predicted with certainty.

•

Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•

Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2017;

•	Form 10-Q for the quarters ended March 31, 2018; June 30, 2018; September 30, 2018; and

•	Form 8-Ks filed during 2018 and 2019.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information